Exhibit 99.1

Date:	October 23,2008	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated
584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact: William R. Sperry
HUBBELL REPORTS THIRD QUARTER RESULTS
NET SALES $734.8 MILLION AND EARNINGS OF $1.18 PER DILUTED SHARE
ORANGE, CT. (October 23, 2008) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the third quarter ended September 30, 2008.
Net sales in the third quarter of 2008 were $734.8 million, an increase of 13% from the $652.7 million reported in the third quarter of 2007. The increase in quarter-over-quarter sales was due to strong demand for our power and high voltage instrumentation products, acquisitions and higher selling prices. Acquisitions and selling price increases added approximately 4% and 3%, respectively, to net sales in the third quarter of 2008. Operating income improved 16% to $103.3 million, resulting in operating income as a percent of net sales of 14.1%. Net income in the third quarter of 2008 was 2% higher at $66.5 million compared to $65.3 million reported in the third quarter of 2007. Earnings per diluted share were $1.18 or 7% above the $1.10 reported in the third quarter last year. Last year’s third quarter earnings per diluted share included a $0.09 benefit primarily related to the finalization of the 2006 federal tax return and favorable benefits from
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foreign operations. Excluding the favorable tax adjustment in the prior year, 2008 third quarter earnings per diluted share increased 17% compared to the year ago period.
For the first nine months of 2008, sales were $2,052.3 million, an increase of 7% over the same period last year. Operating income of $273.6 million increased 19% resulting in year-to-date operating income as a percent of net sales of 13.3%. Net income for the first nine months was $176.4 million, an increase of 10% compared to the $160.3 million reported in 2007. Earnings per diluted share were $3.12 or 16% above the $2.68 reported for the equivalent period of 2007.
In the third quarter of 2008, the Company invested a total of approximately $102.5 million to acquire USCO Power Equipment Corporation, CDR Systems Corp. and a product line from Electro Composites Inc. all of which have joined Hubbell’s Power segment. These three businesses combined are expected to generate annual revenues of approximately $90 million and will be modestly accretive to earnings in 2008. Based in Leeds, Alabama, USCO Power Equipment Corporation provides high quality transmission line and substation disconnect switches to the electric utility industry. Based in Ormond Beach, Florida, CDR Systems Corp. manufactures polymer concrete and fiberglass enclosures serving a variety of end markets, including electric, gas and water utilities, cable television and telecommunications industries. The product line acquired from Electro Composites Inc. is based in Quebec, Canada, and manufactures a high voltage condenser bushing housed in composite materials.
Cash flow from operations was $234.9 million in the first nine months of 2008 compared to $221.2 million in the equivalent period of 2007 as higher earnings were partially offset by an increased use of working capital. Capital expenditures were $34.0 million in the first nine months compared to $44.6 million in the equivalent period of 2007. During the first nine months of 2008, the Company has invested $205.9 million on acquisitions and repurchased 2.0 million shares of its common stock for $96.6 million.
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OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer, said “The third quarter results demonstrated our continued long term improvement in profitability, marking the 7th consecutive quarter with year-over-year operating profit margin improvement. In spite of significant commodity cost increases, we are proud of our ability to expand operating margins both sequentially and year-over-year due to our nearly two year focus on price realization, cost containment and productivity. In addition, free cash flow generation remained strong; free cash flow in the third quarter of 2008 was 150% of net income. Our financial condition remains strong; at the end of the third quarter our debt to capital ratio was 31% and we had no commercial paper outstanding. The Company also has available its entire $350 million committed bank credit facility which remains a backup to our commercial paper program. We are also pleased with the three acquisitions completed in the third quarter that have been added to the Power segment. These businesses will broaden our product lines in the U.S. and internationally, and are expected to generate growth in this segment.”
Mr. Powers added “The overall economic environment has held up reasonably well considering the uncertainty surrounding the credit markets; in particular, the collapse of several large banks and investment firms have shaken consumer confidence. In addition, the U.S. economy has been hampered by continued housing market weakness and high energy costs. International business continues to benefit from market demand for high voltage test equipment as well as energy related and mining equipment. The U.S. non-residential construction and industrial maintenance and repair markets have softened. Markets served by Hubbell’s Power segment were strong due to hurricane related storm activity, increased demand for transmission products and modest growth for distribution voltage products.”
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SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on third quarter results in 2008 and 2007. The prior year amounts have been adjusted to reflect the Company’s realigned reporting segments.
Electrical segment net sales increased 5% year-over-year due to double digit growth at wiring products and electrical products and the impact of the Kurt Versen acquisition partially offset by weaker residential product sales. The acquisition and selling price increases each added approximately two percentage points to net sales in the third quarter of 2008. Electrical segment operating income increased 7% compared to the third quarter of 2007. The increased profitability in the segment was due to higher sales at wiring products and electrical products, productivity improvements and the lighting acquisition. These increases were partially offset by weaker results in our residential lighting business and commodity cost headwinds in our C&I Lighting businesses, particularly steel.
Hubbell’s Power segment reported a 36% increase in net sales compared to the third quarter of 2007 due to improved underlying demand, the impact of acquisitions, strong storm related orders and selling price increases. Acquisitions and selling price increases added approximately ten and six percentage points, respectively, to net sales in the third quarter of 2008. Operating income increased 41% in the third quarter of 2008 versus the same period last year due to higher sales, productivity improvements, selling price increases and a favorable product mix.
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SUMMARY & OUTLOOK
Mr. Powers commented “Looking ahead, we anticipate a mix of challenges and opportunities in the overall markets we serve. Hubbell’s largest served market, non-residential construction, is expected to be a challenge going forward based on several leading indicators including the current tumultuous credit markets, employment levels and continued weak housing demand. The residential construction market is still contracting and will likely continue to be negative throughout next year. The utility market is expected to expand, with growth in transmission and substation spending while distribution investments will likely be modest. We expect continued growth for the remainder of the year in the industrial markets that we serve.”
Mr. Powers concluded “Based on the strong third quarter results and recently completed acquisitions, we are revising our projections for the full year 2008: net sales are expected to increase in the range of 6-7% above 2007 and earnings per diluted share are now projected to be in the range of $3.80-$3.90. In addition, we expect operating profit margins to increase approximately 100 basis points compared to 2007 and free cash flow to exceed net income. Included in the range, in anticipation of slower markets in 2009, we expect to incur approximately $0.05 of workforce reduction costs in the fourth quarter of 2008. While we cannot predict 2009 at the present time, we believe our continued focus in the areas of pricing discipline, productivity programs, cost containment and strategic growth initiatives could help us manage through some of the potential impacts from market weakness.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or
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improvement in operating results, anticipated market conditions, and economic recovery are forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and restructuring programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business” and “Risk Factors” Sections in the Annual Report on Form 10-K for the year ended December 31, 2007.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2007 revenues of $2.5 billion, Hubbell Incorporated operates manufacturing facilities in the U.S., Canada, Puerto Rico, Mexico, Italy, Switzerland, Brazil, Australia and the United Kingdom, participates in joint ventures in Taiwan and the People’s Republic of China, and maintains sales offices in Singapore, Hong Kong, South Korea, the People’s Republic of China, Mexico, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007
Net Sales	$734.8	$652.7	$2,052.3	$1,919.2
Cost of goods sold	514.6	458.1	1,434.8	1,364.3
Selling & administrative expenses	116.9	105.7	343.9	324.1

Total Operating Income	103.3	88.9	273.6	230.8
Operating income as a % of Net Sales	14.1%	13.6%	13.3%	12.0%
Interest expense, net	(6.8)	(3.5)	(16.9)	(11.5)
Other (expense) income, net	(0.8)	0.3	(2.9)	0.7

Income Before Income Taxes	95.7	85.7	253.8	220.0
Provision for income taxes	29.2	20.4	77.4	59.7

Net Income	$66.5	$65.3	$176.4	$160.3

Earnings Per Share:
Basic	$1.19	$1.12	$3.15	$2.71
Diluted	$1.18	$1.10	$3.12	$2.68

Average Shares Outstanding:
Basic	55.9	58.3	56.1	59.1
Diluted	56.4	59.2	56.5	59.9

HUBBELL INCORPORATED
Segment Information
(in millions)

	THREE MONTHS ENDED SEPTEMBER 30		NINE MONTHS ENDED SEPTEMBER 30
	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)	(UNAUDITED)
	2008	2007	2008	2007
Net Sales
Electrical	$522.9	$496.4	$1,500.0	$1,442.2
Power	211.9	156.3	552.3	477.0

Total Net Sales	$734.8	$652.7	$2,052.3	$1,919.2

Operating Income
Electrical	$68.7	$64.3	$182.6	$156.7
Power	34.6	24.6	91.0	74.1

Total Operating Income	$103.3	$88.9	$273.6	$230.8

Operating Income as a % of Net Sales
Electrical	13.1%	13.0%	12.2%	10.9%
Power	16.3%	15.7%	16.5%	15.5%
Total	14.1%	13.6%	13.3%	12.0%

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	SEPTEMBER 30, 2008	DECEMBER 31, 2007
ASSETS

Cash and cash equivalents	$194.1	$77.5
Accounts receivable, net	428.7	332.4
Inventories, net	340.0	322.9
Deferred taxes and other	47.6	55.2

TOTAL CURRENT ASSETS	1,010.4	788.0

Property, plant and equipment, net	341.5	327.1
Investments	34.7	39.2
Goodwill	589.0	466.6
Intangible assets and other	289.4	242.5

TOTAL ASSETS	$2,265.0	$1,863.4

LIABILITIES AND SHAREHOLDERS’ EQUITY

Short-term debt	$—	$36.7
Accounts payable	207.0	154.0
Accrued salaries, wages and employee benefits	59.2	58.6
Dividends payable	19.6	19.2
Accrued insurance	49.9	46.7
Other accrued liabilities	138.3	104.3

TOTAL CURRENT LIABILITIES	474.0	419.5

Long-term debt	497.3	199.4
Other non-current liabilities	180.9	161.9

TOTAL LIABILITIES	1,152.2	780.8

SHAREHOLDERS’ EQUITY	1,112.8	1,082.6

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,265.0	$1,863.4

HUBBELL INCORPORATED
Condensed Consolidated Statement Of Cash Flows
(in millions)

	NINE MONTHS ENDED SEPTEMBER 30
	(UNAUDITED)	(UNAUDITED)
	2008	2007
Cash Flows From Operating Activities
Net Income	$176.4	$160.3
Depreciation and amortization	46.4	44.8
Stock-based compensation expense	8.0	8.1
Deferred income taxes	2.7	(9.1)
Changes in working capital	(2.1)	38.4
Contributions to defined benefit pension plans	(3.2)	(18.9)
Other, net	6.7	(2.4)

Net cash provided by operating activities	234.9	221.2

Cash Flows From Investing Activities
Capital expenditures	(34.0)	(44.6)
Acquisition of businesses, net of cash acquired	(205.9)	(2.9)
Net change in investments	4.0	(0.5)
Other, net	6.0	3.9

Net cash used in investing activities	(229.9)	(44.1)

Cash Flows From Financing Activities
Borrowings/repayments of debt	(36.7)	48.4
Issuance of long term debt	297.7	—
Payment of dividends	(57.3)	(59.3)
Acquisition of common shares	(96.6)	(173.5)
Proceeds from exercise of stock options	8.1	40.2
Other, net	(1.8)	6.0

Net cash provided by (used) in financing activities	113.4	(138.2)

Effect of foreign exchange rate changes on cash and cash equivalents	(1.8)	2.3

Increase in cash and cash equivalents	116.6	41.2

Cash and cash equivalents

Beginning of period	77.5	45.3

End of period	$194.1	$86.5